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                                                        SEC File Number
                                                        000-18253
                                                        CUSIP No.    893524
                                                                  -------------

                                  FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):


|_| Form 10-  |_| Form 20-  |_| Form 11-  |X| Form 10-Q  |_| Form N-  |_| Form
    K             F             K             (SB)           SAR          N-CSR


For Period Ended: August 31, 2005

|_| Transition Report on Form 10-K

|_| Transition Report on Form 20-F

|_| Transition Report on Form 11-K

|_| Transition Report on Form 10-Q

|_| Transition Report on Form N-SAR

For the Transition Period Ended:
                                -----------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Transbotics Corporation
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Full Name of Registrant

NDC Automation, Inc.
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Former Name if Applicable

3400 Latrobe Drive
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Address of Principal Executive Office (Street and Number)

Charlotte, North Carolina 28211
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

     |    (a) The reason described in reasonable detail in Part III of this form
     |    could not be eliminated without unreasonable effort or expense
     |
     |    (b) The subject annual report, semi-annual report, transition report
     |    on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
     |    portion thereof, will be filed on or before the fifteenth calendar day
|x|  |    following the prescribed due date; or the subject quarterly report or
     |    transition report on Form 10-Q or subject distribution report on Form
     |    10-D, or portion thereof, will be filed on or before the fifth
     |    calendar day following the prescribed due date; and
     |
     |    (c) The accountant's statement or other exhibit required by Rule
     |    12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant has not been able to coordinate completing all of the materials necessary for a timely filing of its Form 10-QSB report for the period ending August 31, 2005 as of today's date; however, the Registrant anticipates completing such materials shortly and proceeding with the filing of such Form 10-QSB report within the five day period provided under Rule 12b-25(b)(2)(ii).

For the foregoing reasons, the Registrant requires additional time in order to prepare and file its quarterly report on Form 10-QSB for the quarter ended August 31, 2005.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Claude Imbleau                              (704)             362-1115
------------------------------------        ---------         ------------------
(Name)                                      (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no,
identify report(s). |X| Yes    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ?
 |_| Yes    |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Transbotics Corporation
                            ------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 17, 2005     By: /s/ Claude Imbleau
      ----------------         -------------------------------------------------
                               President and Chief Executive Officer
                               (Principal Executive Officer, Principal Financial
                               Officer and Principal Accounting Officer)